Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 20, 2013 relating to the financial statements and financial highlights which appear in the July 31, 2013 Annual Report to Shareholders of the iShares Enhanced U.S. Large-Cap ETF and iShares Enhanced U.S. Small-Cap ETF, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California

November 21, 2013